Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

MasTec, Inc.

Coral Gables, Florida

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement of our reports dated March 1, 2022, relating to the consolidated financial statements and schedule of MasTec, Inc. and the effectiveness of MasTec, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ BDO USA, LLP

Miami, Florida

August 26, 2022